EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AeroGrow Reports Second Quarter Financial Results
-	Quarterly revenues increase 510% over prior year quarter to $6.3 million
-	Retail storefronts expand to over 3,900 for 2007 holiday season

Boulder, CO – November 14, 2007 -- AeroGrow International, Inc. (NASDAQ: AERO- News ) ("AeroGrow" or the "Company"), makers of the AeroGarden® kitchen garden appliance, today announced results for the quarter and six months ended September 30, 2007.

For the quarter ended September 30, 2007, AeroGrow reported revenues of approximately $6.3 million, an increase of 510% over the $1.03 million reported for the prior year’s quarter ended September 30, 2006. For the quarter ended September 30, 2007, AeroGrow reported a net loss of $2.3 million or $0.20 per share as compared to a net loss of $3.4 million, or $0.37 per share, for the quarter ended September 30, 2006.

For the six months ended September 30, 2007, AeroGrow reported revenues of approximately $12.6 million, an increase of 578% over the $1.9 million, in revenues, reported for the six months ended September 30, 2006. For the six months ended September 30, 2007, AeroGrow reported a net loss of $4.4 million or $0.39 per share as compared to a net loss of $5.5 million, or $0.60 per share, for the six months ended September 30, 2006.

“The past quarter ushered in the next phase of AeroGrow’s growth,” stated AeroGrow Founder and CEO, Michael Bissonnette. “Key accomplishments achieved during the quarter to date include:

•	Significantly expanding our domestic retail distribution, from 750 storefronts last holiday season to 3,900 storefronts this holiday season.
•
Completing development of multiple new products, including our new lower cost, smaller footprint six pod AeroGardens and our new three pod AeroGarden systems including Chef in a Box™ , Florist in a Box™ and  Garden in a Box™ products. We believe these products will greatly expand both our domestic and international markets with new compact designs tailored for smaller homes, condos and apartments with smaller kitchens as well as better price points for greater mass distribution. We are encouraged by the response these new products have received from major catalog and home shopping channels interested in participating as launch partners in 2008 for these new offerings.

•	Substantially completing two new infomercials for Florist in a Box and Chef in a Box.
•
Strengthening our management team with the addition of a new President and COO, a 30 year veteran in consumer products with a history of achieving significant top line and bottom line results in large successful public companies.

We have also begun our international launch, to date accomplishing:
•	Infomercial testing in Japan through our Japanese distributor, with additional testing, including incorporation of Japanese video footage and testimonials, to be completed by December 31, 2008.
•
Launching in the UK with successful airings of our infomercial and a successful debut of the AeroGarden in Selfridges, a premiere London high end department store. We have also obtained multiple catalog placements including Scotts of Stow and additional retailers including Fenwicks and Bentals who will begin selling the AeroGarden by December 31, 2008.

•	Obtaining commitments for airings by major home shopping networks in the UK and Germany to feature the AeroGarden in February 2008.
•	Finalizing agreements with distributors to air the AeroGarden infomercial before December 31, 2007 in Germany, Spain, Ireland and Belgium.

As a result of these actions, we stand ready to maximize our opportunities for the upcoming holiday season and beyond.”

The following table sets forth, as a percentage of sales, our quarterly financial results for the three and six months ended September 30, 2007 and the three and six months ended September 30, 2006:

	Three months ended September 30,		Six Months ended September 30,
	2007	2006	2007	2006
Revenue
Product sales- retail	77.2%	77.6%	71.5%	80.6%
Product sales- direct to consumer	22.8%	22.4%	28.5%	19.4%
Total sales	100.0%	100.0%	100.0%	100.0%

Operating expenses
Cost of revenue	60.0%	80.3%	58.5%	81.1%
Research and development	10.0%	39.7%	9.2%	45.6%
Sales and marketing	50.2%	132.0%	48.5%	125.3%
General and administrative	15.6%	75.1%	17.6%	88.0%
Total operating expenses	135.8%	327.1%	133.8%	340.0%

Loss from operations	-35.8%	-227.1%	-33.8%	-240.0%

Retail revenues for the quarter ended September 30, 2007, representing sales to retailers, increased to $4.9 million, 77% of total sales, reflecting an expansion in retail storefronts carrying the AeroGarden products for the quarter of approximately 2,800 storefronts as compared to the prior quarter, bringing the total to approximately 3,900 storefronts. Initial inventory load in of these new retailers occurred primarily during September 2007 and store merchandising has been substantially completed during October and November. Direct to consumer sales derived through AeroGrow’s infomercials, websites and AeroGrow’s newly launched catalog mailings totaled $1.4 million for the quarter, 23% of total sales, representing a decline from previous three quarters due to the seasonality associated with television sales due to reduced viewership during the summer months which resulted in a decrease of television media spending of 50% from the previous quarter, as well as seasonality related to the sale of indoor gardening products during the summer outdoor gardening season. Seed Kit and accessory sales increased to $1.5 million for the quarter to 23% of total sales, as a result both retail stocking of seed kits for the holiday season as well as increases in sales to existing customers through our websites and catalogs. A table reflecting our sales for the three and six months ended September 30, 2007 and 2006 by both channel of distribution (retail/direct) and product category (AeroGardens/Seed Kits and accessories) is attached.

Net loss for the quarter was impacted by $730,000 in costs associated with production of two new infomercials for the Chef in a Box and Florist in a Box products to be launched in calendar year 2008 as well as $113,000 in initial display and merchandising costs related to the expanded retail distribution realized during the quarter.

Earnings Conference Call

AeroGrow will host a conference call today, Wednesday, November 14, 2007, to review operational results for the six months ended September 30, 2007. In addition, AeroGrow will discuss additional developments including major new retailers that will be launching the AeroGarden within the next six months.

The conference call is scheduled for 4:30 PM ET. To participate in the call, please dial:

U.S. and Canada:	1 (800) 374-0113

International:	1 (706) 758-9607

A replay of the call will be available within 12 hours of completion. You will be able to access it for the following 30 days through the AeroGrow website at www.aerogrow.com/investors or by phone until September 14, 2007. To access the replay by phone, please dial:

U.S. and Canada:	1 (800) 642-1687

International:	1 (706) 645-9291

Conference ID:	23976558

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden®, the world's first kitchen garden appliance. The AeroGarden features NASA-proven, dirt-free aeroponic technology, allowing anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, strawberries and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

CONTACTS:
Corporate                                                                Investor
John Thompson                                                     Budd Zuckerman
AeroGrow International, Inc                                Genesis Select Corporation
(303) 444-7755                                                         (303) 415-0200
john@aerogrow.com                                              bzuckerman@genesisselect.com

FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Michael Bissonnette and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the kitchen garden appliance market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

AEROGROW INTERNATIONAL, INC. CONDENSED STATEMENTS OF OPERATIONS (Unaudited)	Three Months ended September 30,		Six Months ended September 30,
	2007	2006	2007	2006
Revenue
Product sales	$6,283,645	$1,030,316	$12,562,079	$1,852,254
Operating expenses
Cost of revenue	3,765,376	827,165	7,347,794	1,502,860
Research and development	628,542	409,453	1,157,987	844,384
Sales and marketing	3,156,414	1,359,797	6,091,537	2,320,271
General and administrative	982,181	773,362	2,208,033	1,629,402
Total operating expenses	8,532,513	3,369,777	16,805,351	6,296,917

Loss from operations	(2,248,868)	(2,339,461)	(4,243,272)	(4,444,663)
Other (income) expense, net
Interest (income)	(32,341)	(60,749)	(70,200)	(144,862)
Interest expense	125,664	101,804	191,849	203,604
Other income	(2,929)	-	(2,929)	-
Registration rights penalty	-	1,028,250	-	1,028,250
Total other (income) expense, net	90,394	1,069,305	118,7120	1,086,992
Net loss	$(2,339,262)	$(3,408,766)	$(4,361,992)	$(5,531,655)
Net loss per share, basic and diluted	$(0.20)	$(0.37)	$(0.39)	$(0.60)
Weighted average number of common shares outstanding, basic and diluted	11,469,707	9,286,678	11,278,598	9,202,219

BALANCE SHEET DATA	September 30,	March 31,
	2007	2007
ASSETS	(Unaudited)
Current assets
Cash and cash equivalents	$6,193,987	$5,495,501
Restricted cash	85,712	84,363
Accounts receivable,	4,873,177	1,884,743
Other receivable	180,449	182,221
Inventory	6,480,391	3,940,614
Prepaid expenses and other	415,629	480,990
Total current assets	18,229,345	12,068,432
Property and equipment	1,138,965	909,496
Other assets	108,128	63,878
Total Assets	$19,476,438	$13,041,806
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion - capital lease obligation	$52,913	$-
Due to factor	3,577,447	645,151
Accounts payable	4,036,087	3,192,734
Accrued expenses	1,544,109	1,166,485
Customer deposits	900,568	-
Deferred rent	61,035	53,531
Total current liabilities	10,172,159	5,057,901
Capital lease obligation – long term portion	79,137	-
Stockholders' equity
Common stock	12,018	11,065
Additional paid-in capital	43,367,278	37,765,003
Accumulated (deficit)	(34,154,154)	(29,792,163)
Total Stockholders' Equity	9,225,142	7,983,905
Total Liabilities and Stockholders' Equity	$19,476,438	$13,041,806

Sales by Channel (Unaudited)	Three Months ended September 30,		Six Months ended September 30,
Product Revenues	2007	2006	2007	2006
Product sales- retail	$4,850,298	$799,335	$8,979,900	$1,492,945
Product sales- direct to consumer	1,433,347	230,981	3,582,179	359,309
Total	$6,283,645	$1,030,316	$12,562,079	$1,852,254

% of Revenues
Product sales- retail	77.19%	77.58%	71.48%	80.60%
Product sales- direct to consumer	22.81%	22.42%	28.52%	19.40%
Total sales	100.00%	100.00%	100.00%	100.00%

Sales by product category (Unaudited)	Three Months ended September 30,		Six Months ended September 30,
	2007	2006	2007	2006
Product Revenues
AeroGardens	$4,816,504	$889,979	$10,460,138	$1,616,870
Seed kits and accessories	1,467,141	140,337	2,101,941	235,384
Total	$6,283,645	$1,030,316	$12,562,079	$1,852,254

% of Revenues
AeroGardens	76.65%	86.38%	83.27%	87.29%
Seed kits and accessories	23.35%	13.62%	16.73%	12.71%
Total	100.00%	100.00%	100.00%	100.00%